Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, par value $0.001 per share, of Game Your Game, Inc., a Nevada corporation, and further agrees that this Joint Filing Agreement shall be included as an exhibit to such joint filing.

Each of the undersigned acknowledges that it or he shall be responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning it or him contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other person making the filing, except to the extent that it or he knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement shall remain in full force and effect until revoked by any party hereto by written notice to the other party, and then only with respect to such revoking party. This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered by facsimile, PDF or other electronic means shall be deemed original signatures.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of November 13, 2026.

GRAFITI GROUP LLC

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	General Manager

NADIR ALI

/s/ Nadir Ali
Nadir Ali